Exhibit 99.1

Ascent Assurance, Inc.

PRESS RELEASE
Source:     Ascent Assurance, Inc.

Corporate Contact:
                  Cynthia B. Koenig
                  Chief Financial Officer
                  (817) 878-3732

FOR IMMEDIATE RELEASE:
      February 25, 2004

ASCENT ASSURANCE REPORTS FOURTH QUARTER RESULTS

FORT WORTH, Texas, February 25, 2004…Ascent Assurance, Inc. (AASR.OB) today reported net income, excluding preferred stock dividends recorded as interest expense, of $66,000 for the fourth quarter of 2003 as compared to a net loss of ($758,000) for the fourth quarter of 2002. For the year ended December 31, 2003, net income, excluding preferred stock dividends recorded as interest expense, was $503,000 as compared to a loss of ($931,000) for the prior year.

The loss applicable to common stockholders was ($871,000) or ($0.13) per common share, net of preferred stock dividends recorded as interest expense of ($937,000), for the fourth quarter of 2003 as compared to a loss applicable to common stockholders of ($1.6) million or ($0.25) per common share, net of preferred stock dividends of ($847,000), for the fourth quarter of 2002. For the year ended December 31, 2003, the loss applicable to common stockholders was ($3.1) million or ($0.48) per common share, net of preferred stock dividends of ($3.6) million of which ($1.9) million were recorded as interest expense, as compared to a loss applicable to common stockholders of ($4.2) million or ($0.64) per common share for the prior year.

On December 31, 2003, the Company completed an exchange of the preferred stock and restructuring of the notes of the Company held by affiliates of Credit Suisse First Boston (together, “CSFB”) resulting, among other things, in an extension of the maturity dates of such preferred stock and notes from early 2004 to March 24, 2010. The restructuring was effected pursuant to an Exchange Agreement dated as of December 31, 2003 between the Company and CSFB (the “Exchange Agreement”). Under the Exchange Agreement, CSFB received 37,504 shares of a new series of 5.5% Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) in exchange for the shares of 10.25% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) held by CSFB plus accrued and unpaid dividends. As more fully disclosed in the Company’s Current Report on Form 8-K dated December 31, 2003, the Company expects that the Series B Preferred Stock will be fully converted into common stock on or before June 30, 2004. At December 31, 2003, the Series B Preferred Stock had a stated value of $37.5 million and was included as a component of Stockholders’ Equity on the Company’s balance sheet. No Series A Preferred Stock remained outstanding at December 31, 2003.

Operating expenses include interest expense of $2.5 million for both the years ended December 31, 2003 and 2002 related to the note payable to CSFB, the majority of which was paid in kind through the issuance of additional notes payable. The outstanding balance of the note payable to CSFB was $15.3 million at December 31, 2003 as compared to $13.5 million at December 31, 2002. Such interest expense includes $500,000 for each year for the accrual of a facility fee waived pursuant to the restructuring of the note payable. The total accrued facility fee of $1.35 million at December 31, 2003 was reversed and credited directly to stockholder’s equity, net of related expenses. Also, as a result of the restructuring, the interest rate on the notes payable was reduced from 12% to 6% per annum which will result in reduced interest expense for future years.

Total revenues were $28.2 million and $121.2 million for the fourth quarter and year ended December 31, 2003, respectively, as compared to $31.2 million and $131.3 million for the corresponding 2002 periods. Total premium revenues decreased by $2.0 million or 7.5% for the fourth quarter and $9.5 million or 8.5% for the year ended December 31, 2003 as compared to the corresponding prior year periods. The Company’s claims and benefits to premium ratio improved, declining to 65.6% and 67.5% for the fourth quarter and year ended December 31, 2003, respectively, from 68.5% and 70.5% for the corresponding 2002 periods.

Patrick J. Mitchell, Chairman and CEO, commenting on fourth quarter operations said: “We are pleased to report our net income figures excluding preferred stock dividends for both the fourth quarter and year ended December 31, 2003. Upon completion of the conversion of the Series B Preferred to common stock in the first half of 2004, the preferred stock dividend will be eliminated. During the third quarter of 2003, the Company began selling a new line of medical expense products, consisting of three policy types with varying degrees of benefits, designed to provide increased consumer choice and price flexibility for cost conscious consumers. We expect that sales of this new product line and other marketing initiatives will result in first year premium growth for 2004.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting and administration of medical-surgical expense, supplemental health, life and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

Note Regarding Use of Non-GAAP Financial Information

To supplement the consolidated financial statements presented in accordance with GAAP, the Company used a non-GAAP adjustment to exclude from the net loss of ($871,000) fourth quarter 2003 dividends paid of $937,000 in calculating fourth quarter net income of $66,000. In addition, the Company used a non-GAAP adjustment to exclude from the net loss of ($1.3) million year-to-date 2003 dividends paid of $1.8 million in calculating year-to-date net income of $503,000. Non-GAAP financial information is provided to enhance the user’s overall understanding of current financial performance and prospects for the future. The Company believes that the non-GAAP adjustment provides useful information to both management and investors by excluding the amounts classified as interest expense on redeemable convertible preferred stock that in prior periods were classified as preferred stock dividends, thus providing a more meaningful comparison between the information for the fourth quarters of 2003 and 2002 and year-to-date 2003 and 2002. The presentation of this information is not meant to be considered in isolation, or, as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2002 and Form 10-Qs for the quarters ended March 31, 2003 and June 30, 2003 and September 30, 2003. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to maintain adequate liquidity for its non-insurance subsidiary operations including financing of commission advances to agents; default by issuers of fixed maturity investments owned by the Company; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

First-year premium	$4,198	$5,530	$18,781	$23,131
Renewal premium	20,066	20,691	82,793	87,917

Total premiums	24,264	26,221	101,574	111,048
Net investment income	1,353	1,830	6,151	7,722
Fee and service income	2,143	2,197	10,951	9,926
Other insurance revenues	503	674	2,308	2,670
Net realized (loss) gain on investments	(92)	245	238	(88)

Total revenue	28,171	31,167	121,222	131,278

Benefits and claims	15,916	17,954	68,536	78,299
Change in deferred acquisition costs	144	254	727	11
Commissions	2,730	3,255	11,857	13,857
General and administrative expenses	5,559	5,953	22,497	23,464
Fee and service operating expenses	2,120	2,915	10,847	10,314
Taxes, licenses and fees	950	966	3,725	3,790
Interest expense on notes payable	686	628	2,530	2,474
Interest expense on redeemable convertible
preferred stock	937	-	1,851	-

Total expenses	29,042	31,925	122,570	132,209

Loss before income taxes	(871)	(758)	(1,348)	(931)
Federal income taxes	-	-	-	-

Net loss	$(871)	$(758)	(1,348)	(931)
Preferred stock dividends	-	847	1,759	3,263

Loss applicable to common stockholders	$(871)	$(1,605)	$(3,107)	$(4,194)

Basic and diluted loss per common share	$(0.13)	$(0.25)	$(0.48)	$(0.64)

Weighted average shares outstanding:
Basic	6,532	6,517	6,531	6,505

Diluted	6,532	6,517	6,531	6,505

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	December 31, 2003	December 31, 2002

Assets
Investment assets	$102,995	$110,296
Cash	2,244	1,878
Accrued investment income	1,309	1,312
Deferred policy acquisition costs	21,819	22,546
Agent receivables, net	4,484	6,298
Property and equipment	3,084	3,806
Other assets	7,994	9,304

Total Assets	$143,929	$155,440

Liabilities and Equity
Policy liabilities	$81,068	$91,559
Notes payable	15,770	18,189
Other liabilities	9,760	9,535

Total Liabilities	106,598	119,283

Series A Preferred Stock	-	33,896
Stockholders' Equity	37,331	2,261

Total Liabilities and Equity	$143,929	$155,440